Exhibit 10.2

TAX RECEIVABLE AGREEMENT

THIS Tax Receivable Agreement (“TRA”) is made and entered into as of February 2, 2018 (the “Effective Date”) by and among Purple Innovation, Inc., a Delaware corporation (“Parent”), InnoHold, LLC, a Delaware limited liability company (“InnoHold”), Purple Innovation, LLC, a Delaware limited liability company (the “Company”), and those direct or indirect equity owners of the Company listed on Schedule 1 (together with InnoHold, the “Class B Unitholders”).

RECITALS

1. Prior to the Effective Date of this TRA and the Closing Arrangements, defined below, and immediately prior to the merger of Purple Team, LLC, a Delaware limited liability company (“Purple Team”), into Innohold, the equity in the Company was owned solely by InnoHold and Purple Team.

2. Also prior to the Effective Date of this TRA, (i) PRPL Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent, will have merged with and into the Company (the “Merger”) in accordance with the Agreement and Plan of Merger dated November 2, 2017 (as may be amended from time to time, the “Merger Agreement”), and the parties thereto will have received the consideration as set forth in the Merger Agreement and (ii) pursuant to the Merger Agreement, Innohold will have received (among other things) (a) a cash distribution, (b) rights under an agreement relating to the exchange of Class B Units of the Company and Class B Stock of Parent into Class A Stock of Parent dated as of the date hereof (the “Exchange Agreement”) and (c) the rights under this TRA. Steps (i) – (ii) are defined as the “Closing Arrangements.”

3. At the Effective Date, after the completion of the Merger and the Closing Arrangements, Parent and the Class B Unitholders will hold all the Units of the Company outstanding at such time, and will be parties to the Second Amended and Restated Operating Agreement of the Company (the “LLC Agreement”).

4. The parties intend to treat the Merger and the Closing Arrangements as integrated transactions, such that the Surviving Entity, as defined in the Merger Agreement, is a continuation of the Company for United States federal income tax purposes, and Parent is treated as having acquired by purchasing Units of the Company as contemplated by the Merger Agreement, for the consideration set forth in the Merger Agreement and in the Closing Arrangements.

5. Pursuant to the Exchange Agreement, the Class B Unitholders or their permitted assignees may exchange its Class B Units for Class A Stock of Parent and, as a result of which, the Applicable Class B Unitholder(s) will receive the right to certain payments under this TRA.

6. The Company and each of its direct and (to the extent owned through a chain of pass-through entities as determined for U.S. federal income tax purposes) indirect subsidiaries (if any) which are treated as partnerships for United States federal income tax purposes (the Company, such subsidiaries, and any direct or (to the extent owned through a chain of pass-through entities) indirect subsidiary that is disregarded as an entity separate from its owner, together, the “Company Group”), have, or will have, in effect an election under Section 754 of the United States Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year (as such term is defined below) in which an Exchange (as such term is defined below) occurs, which election is intended to result in an adjustment to the tax basis of the assets owned by the Company Group (solely with respect to Parent) at the time of an Exchange (such time, the “Exchange Date”).

7. The income, gain, loss, deduction and other Tax (as such term is defined below) items of Parent or any Parent Consolidated Group may be affected by (i) the Basis Adjustments (as such term is defined below) and (ii) the Imputed Interest (as such term is defined below).

8. The parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustments and Imputed Interest on the liability for Taxes of Parent and certain other matters.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, the parties agree as follows:

Article 1
DEFINITIONS

Section 1.1. Definitions.

As used in this TRA, the terms set forth in this Article 1 shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Amended Schedule” is defined in Section 2.4(b).

“Applicable Class B Unitholder(s)” means, from time to time, any Class B Unitholder(s) who exercise their Exchange Rights and who, as a result, are entitled to the payments contemplated by this TRA.

“Basis Adjustment” means the adjustment to the tax basis of a Reference Asset, whether as reported on a Tax Return or as a result of a Determination, under sections 732, 743(b) or 1012 of the Code, as applicable, and the Treasury Regulations promulgated thereunder, and any other applicable, similar or successor provisions of the Code (both in situations where, as a result of one or more Exchanges, Company becomes an entity that is disregarded as separate from its owner for tax purposes and in situations where, following an Exchange, Company remains in existence as an entity for United States federal income tax purposes) and, in each case, comparable sections of foreign, state and local income and franchise tax laws, arising by reason of the Closing Arrangements, the Exchange Agreement (or any Exchange thereunder) and all payments under this TRA, and that arise solely with respect to Class B Units held by the Class B Unitholders. For purposes of calculating the Basis Adjustment with respect to any Applicable Class B Unitholder(s), the transferee’s share of partnership property will be determined in accordance with section 743(b) and regulations promulgated thereunder. The amount of any Basis Adjustment resulting from an Exchange of one or more Class B Units shall be determined without regard to any Pre-Exchange Transfer of such Class B Units and as if any such Pre-Exchange Transfer had not occurred.

“Beneficial Owner” of a security means a Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of Parent.

“Business Day” has the meaning set forth in the LLC Agreement.

“Change of Control” means the occurrence of any of the following events after the date hereof:

(i) there is consummated, in accordance with Parent’s certificate of incorporation and applicable law, the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of Parent’s assets (determined on a consolidated basis), including a sale of all Class A Units held by Parent, to any Person or “group” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provisions thereto);

(ii) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d)(3) of the Exchange Act, or any successor provisions thereto, is or becomes the beneficial owner, directly or indirectly, of securities of Parent representing more than fifty percent (50%) of the combined voting power of the Parent’s then outstanding voting securities;

(iii) there is consummated a merger, reorganization, consolidation or similar form of business transaction involving Parent and any other corporation or other entity, and, immediately after the consummation of such transaction, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the Person surviving the merger or, if the surviving Person is a Subsidiary, the ultimate parent thereof, or (y) the voting securities immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving Person is a Subsidiary, the ultimate parent thereof; or

(iv) the stockholders of Parent and the Board approve a plan of complete liquidation or dissolution of Parent.

Notwithstanding the foregoing, except with respect to clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which (A) the record holders of the shares of stock of Parent immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares or other equity of, an entity which owns all or substantially all of the assets of Parent immediately following such transaction or series of transactions or (B) Parent is the surviving entity and its Class A Stock continues to be registered under Section 12(b) or 12(g) of the Exchange Act and continues to be publicly traded.

“Change of Control Termination Date” means the date of a Change of Control Termination Notice for purposes of determining the Change of Control Termination Payment.

“Change of Control Termination Effective Date” is defined in Section 4.2.

“Change of Control Termination Notice” is defined in Section 4.2.

“Change of Control Termination Payment” is defined in Section 4.3(b).

“Change of Control Termination Schedule” is defined in Section 4.1(b).

“Class A Stock” has the meaning set forth in the LLC Agreement.

“Class A Units” has the meaning set forth in the LLC Agreement.

“Class B Stock” has the meaning set forth in the LLC Agreement.

“Class B Unitholder” is defined in the Recitals.

“Class B Units” has the meaning set forth in the LLC Agreement.

“Closing Date” means the date on which the Merger, as defined in the Merger Agreement, is effective.

“Code” is defined in the Recitals.

“Company” is defined in the Recitals.

“Company Group” is defined in the Recitals.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means, with respect to each Applicable Class B Unitholder, the cumulative amount of Realized Tax Benefits for all Taxable Years of Parent, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment with respect to each Applicable Class B Unitholder for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination, or, if applicable, the Early Termination Schedule, Change of Control Termination Schedule, or amendments thereto.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in section 13l3(a) of the Code or similar provision of foreign, state and local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax. A Determination shall include the expiration of all periods of limitations relating to the assessment of Tax for a Taxable Year.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” is defined in Section 4.2.

“Early Termination Notice” is defined in Section 4.2.

“Early Termination Payment” is defined in Section 4.3(b).

“Early Termination Rate” means LIBOR plus 100 basis points.

“Early Termination Schedule” is defined in Section 4.2.

“Effective Date” is defined in the opening paragraph.

“Exchange” means (i) the steps in the Closing Arrangements that result in the acquisition of Class A Units in the Company by Parent and (ii) any exchange of Class B Units and Class B Stock into Class A Stock pursuant to the Exchange Agreement.

“Exchange Agreement” is defined in the Recitals.

“Exchange Basis Schedule” is defined in Section 2.2.

“Exchange Date” is defined in the Recitals.

“Expert” is defined in Section 7.9.

“Hypothetical Tax Liability” means, for purposes of determining a payment hereunder by Parent to the Applicable Class B Unitholder(s) in respect of a Taxable Year, the amount that would constitute the liability for Taxes of Parent using the same methods, elections, conventions and similar practices as are used on the relevant Parent Return, if there were excluded, in making such determination, (1) any aggregate increase or decrease in Tax liability for the Taxable Year attributable to Basis Adjustments arising as a result of the Exchanges by the Applicable Class B Unitholder(s), including by reason of any payments under this TRA to any Applicable Class B Unitholder(s) (other than payments of Imputed Interest) and (2) any deductions attributable to Imputed Interest with respect to payment obligations under this TRA to such Applicable Class B Unitholder(s) for the Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to such Basis Adjustment or Imputed Interest.

“Imputed Interest” shall mean any interest imputed under sections 483, 1272 or 1274 of the Code and any similar provision of state and local tax law, as applicable, with respect to Parent’s payment obligations under this TRA.

“InnoHold” is defined in the Recitals.

“IRS” means the United States Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two (2) days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period.

“LLC Agreement” is defined in the Recitals.

“Market Value” means the Closing Price (as defined in the Exchange Agreement) of one (1) share of Class A Stock on the Business Day prior to the measurement date; provided, that if the Class A Stock is listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading.

“Material Objection Notice” has the meaning set forth in Section 4.2.

“Merger” is defined in the Recitals.

“Merger Agreement” is defined in the Recitals.

“Net Tax Benefit” is defined in Section 3.l(b).

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” has the meaning set forth in Section 2.4(a).

“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.

“Parent” is defined in the opening paragraph.

“Parent Consolidated Group” means any group of entities that are part of the United States federal income tax consolidated group of which Parent is the common parent.

“Parent Return” means the United States federal, and/or foreign, and/or state and/or local Tax Return, as applicable, of Parent filed with respect to Taxes for any Taxable Year, and includes consolidated returns in which Parent is the common parent.

“Participation Percentage” means, with respect to a Class B Unitholder, the percentage set forth on Exhibit B next to such Class B Unitholder’s name.

“Person” means and includes any individual, bank, savings association, corporation, partnership (limited, general, exempted or otherwise), limited liability company, limited company, company, exempted company, unit trust, joint-stock company, trust, estate or unincorporated organization.

“Pre-Exchange Transfer” means any transfer (including upon the death of an Applicable Class B Unitholder) in respect of one or more Class B Units (i) that occurs after the Closing Arrangements and prior to an Exchange of such Class B Units and (ii) to which sections 743(b) or 734(b) of the Code applies.

“Qualified Tax Advisor” means any law or accounting firm that is internationally recognized as being expert in Tax matters and that is reasonably acceptable to Parent and the Applicable Class B Unitholder(s).

“Realized Tax Benefit” means, for purposes of determining a payment hereunder by Parent to an Applicable Class B Unitholder in respect of a Taxable Year, the excess, if any, of (a) the Hypothetical Tax Liability determined with reference to such Applicable Class B Unitholder in respect of the Taxable Year over (b) the “actual” liability for Taxes of Parent using the same methods, elections, conventions and similar practices used on the relevant Parent Return, such “actual” liability to be computed with the adjustments described in this TRA (including, for the avoidance of doubt, the application of the Valuation Assumptions when provided for in this Agreement). If all or a portion of the actual tax liability of Parent for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for purposes of determining a payment hereunder by Parent to an Applicable Class B Unitholder, the excess, if any, of (a) the “actual” liability for Taxes of Parent using the same methods, elections, conventions and similar practices used on the relevant Parent Return, such “actual” liability to be computed with the adjustments described in this TRA (including, for the avoidance of doubt, the application of the Valuation Assumptions when provided for in this TRA) over (b) the Hypothetical Tax Liability determined with reference to such Applicable Class B Unitholder in respect of the Taxable Year. If all or a portion of the actual tax liability of Parent for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9.

“Reconciliation Procedures” has the meaning set forth in Section 2.4(a).

“Reference Asset” means an asset that is held by any member of a Company Group at the time of the Closing Arrangements or an Exchange, as relevant. A Reference Asset also includes any asset that is “substituted basis property” under section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (a) an Exchange Basis Schedule, (b) a Tax Benefit Schedule, (c) the Early Termination Schedule or (d) the Change of Control Termination Schedule.

“Senior Obligations” is defined in Section 5.1.

“Subsidiaries” means, with respect to any Person, another Person in which such first Person owns, directly or indirectly, an amount of voting securities, other voting ownership or voting partnership interests which is sufficient to elect at least a majority of the board of directors or other governing body (or if there are no such voting interests, 50% or more of the equity interests of such Person).

“Tax Benefit Payment” is defined in Section 3.1(b).

“Tax Benefit Schedule” is defined in Section 2.3(a).

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of Parent as defined in Section 441(b) of the Code or comparable section of foreign, state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the Effective Date

“Taxes” means any and all taxes, assessments or similar charges that are based on or measured with respect to any income or profits, or that are imposed in lieu of or are in the nature of an income tax, including any franchise taxes based on income, imposed by any federal, foreign, state or local Taxing Authority, and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, federal, national, foreign, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA” is defined in the Recitals.

“Treasury Regulations” means the final and temporary regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Units” means the Class A Units and the Class B Units, collectively.

“Valuation Assumptions” shall mean, subject to Section 4.1(b), as of an Early Termination Date or Change of Control Termination Date, the assumptions that:

(a) in each Taxable Year ending on or after such Early Termination Date, Parent will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(b) All Taxes are paid on the due date for payment of such Taxes, excluding any available extensions;

(c) the U.S. federal income tax rates and state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other Law as in effect on the Early Termination Date (but taking into account for the applicable Taxable Years adjustments to the tax rates that have been enacted as of the Early Termination Date with a delayed effective date);

(d) any loss carryovers generated by any Basis Adjustment or Imputed Interest and available as of the date of the Early Termination Schedule will be utilized by Parent on a pro rata basis from the date of such schedule through the scheduled expiration date of such loss carryovers;

(e) any non-amortizable assets will be disposed of on the fifteenth anniversary of the applicable Basis Adjustment; provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale of the relevant asset (if earlier than such fifteenth anniversary); and

(f) if, as of the Early Termination Date, there are Class B Units that have not been Exchanged, then each such Class B Unit shall be deemed to be Exchanged for the Market Value of the Class A Stock payable in respect thereof under the Exchange Agreement and the amount of cash that would be transferred under this TRA to the Class B Unitholder(s) that is attributable to such Class B Units that have not been exchanged under this TRA, determined as if the deemed Exchange occurred on the Early Termination Date. For the avoidance of doubt, the term “Exchange” as used in herein shall include any Exchange deemed to have occurred under this subsection.

Section 1.2. Other Definitional and Interpretative Provisions. The words ‘‘hereof, “herein” and “hereunder” and words of like import used in this TRA shall refer to this TRA as a whole and not to any particular provision of this TRA. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this TRA unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this TRA as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this TRA. Any singular term in this TRA shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this TRA, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Article 2
DETERMINATION OF CERTAIN REALIZED TAX BENEFITS

Section 2.1. Basis Adjustment. The parties hereto acknowledge that an Exchange constitutes a transfer of an interest in Company giving rise to a Basis Adjustment. For the avoidance of doubt, payments made under this TRA shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

Section 2.2. Basis Schedule. Within 45 calendar days after the filing of the United States federal income tax return of Parent for each Taxable Year in which any Exchange has been effected, Parent shall deliver to the Applicable Class B Unitholder(s) a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this TRA, including with respect to each Applicable Class B Unitholder, for purposes of Taxes, (i) the Non-Stepped Up Tax Basis of the Reference Assets as of the Exchange Date, (ii) the Basis Adjustments with respect to the Reference Assets as a result of any Exchanges effected in the Closing Arrangements, any other Exchanges effected in such Taxable Year and Exchanges effected in prior Taxable Years, calculated in the aggregate and identified separately based on whether the Basis Adjustment arises by virtue of an Exchange effected in the Closing Arrangements, the current Taxable Year or prior Taxable Years, (iii) the period (or periods) over which the Reference Assets are amortizable and/or depreciable and (iv) the period (or periods) over which each Basis Adjustment is amortizable and or depreciable, identified separately based on whether the Basis Adjustment arises by virtue of an Exchange effected in the Closing Arrangements, the current Taxable Year or prior Taxable Years. The Exchange Basis Schedule will become final as provided in Section 2.4(a) and may be amended as provided in Section 2.4(b) (subject to the procedures set forth in Section 2.4(b)).

Section 2.3. Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within 60 calendar days after the filing of the United States federal income tax return of Parent for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, Parent shall provide to the Applicable Class B Unitholder(s) a schedule showing, in reasonable detail and, at the request of the Applicable Class B Unitholder(s), with respect to each separate Exchange by such Applicable Class B Unitholder(s), the calculation of the Realized Tax Benefit or Realized Tax Detriment with respect to an Exchange effected in the Closing Arrangements, for any Exchange effected in a prior Taxable Year and for any Exchange effected for such Taxable Year with respect to such Applicable Class B Unitholder(s) (each a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final as provided in Section 2.4(a) and may be amended as provided in Section 2.4(b) (subject to the procedures set forth in Section 2.4(b)).

(b) Applicable Principles. Subject to Sections 3.3 and 3.4, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual cash liability for Taxes of Parent (on a consolidated basis, as relevant) for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, determined using a “with and without” methodology. In preparing the Tax Returns upon which the Realized Tax Benefit or Detriment are prepared, and in calculating the Hypothetical Tax Liability, Parent will not take any positions that are not more likely than not to be sustained if challenged by a Tax authority. For the avoidance of doubt, the actual liability for Taxes will take into account the deduction of the portion of each Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by Parent for the Class B Units acquired in an Exchange, and any tax items of Parent or any member of the consolidated tax return of Parent that are deductible in a year after the Closing Date. Carryovers or carrybacks of any Tax item attributable to the Basis Adjustment and Imputed Interest shall be considered to be subject to the rules of Code and the Treasury Regulation or the appropriate provisions of foreign, state and local income and franchise tax law, as applicable, governing the use, limitation, and expiration of carryovers or carrybacks of the relevant-type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment or Imputed Interest and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology, recognizing that the Hypothetical Tax Liability for the year would not include any such carryover or carryback, but such amount would be taken into account in calculating the Realized Tax Benefit for the year, if it is actually utilized in such year. For the avoidance of doubt, if there is a carryover or carryback of any Tax item that is not attributable to the Basis Adjustment or Imputed Interest, it will be utilized in the calculation of the Hypothetical Tax Liability and the Realized Tax Benefit and Realized Tax Detriments for the year to which it is carried, to the extent possible. The parties agree that (1) all Tax Benefit Payments (other than amounts accounted for as interest under the Code) will (A) be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments to Reference Assets for Parent and (B) have the effect of creating additional Basis Adjustments to Reference Assets for Parent in the year of payment, and (2) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate. The parties further agree that all Tax Benefit Payments shall be shared among the Class B Unitholders in proportion to their Participation Percentages.

Section 2.4. Procedures, Amendments.

(a) Procedure. Every time Parent delivers to the Applicable Class B Unitholder(s) an applicable Schedule under this TRA, including any Amended Schedule delivered pursuant to Section 2.4(b), but excluding any Early Termination Schedule, Change of Control Termination Schedule, amended Early Termination Schedule or amended Change of Control Termination Schedule, Parent shall also (i) deliver to the Applicable Class B Unitholder(s) schedules and work papers, as reasonably determined by Parent or reasonably requested by the Applicable Class B Unitholder(s), providing reasonable detail regarding the preparation of the Schedule and (ii) allow the Applicable Class B Unitholder(s) reasonable access at no cost to the appropriate representatives at Parent, as determined by Parent or requested by the Applicable Class B Unitholder(s) in connection with a review of such Schedule. An applicable Schedule or amendment thereto shall become final and binding on Parent and an Applicable Class B Unitholder 30 calendar days from the first date on which the Applicable Class B Unitholder(s) received the applicable Schedule or amendment thereto unless the Applicable Class B Unitholder(s) (i) within 30 calendar days after receiving an applicable Schedule or amendment thereto, provides Parent with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by Parent. If the parties, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within 30 calendar days after receipt by Parent of an Objection Notice, Parent and the Applicable Class B Unitholder(s) shall employ the reconciliation procedures as described in Section 7.9 (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year shall be amended from time to time by Parent (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to any Taxable Year after the date the Schedule was provided to the Applicable Class B Unitholder(s), (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (vi) to adjust an Exchange Basis Schedule to take into account payments made pursuant to this TRA (any such Schedule an “Amended Schedule”). For the avoidance of doubt, no Applicable Class B Unitholder shall have any obligation to make any payment to Parent, or to reimburse Parent, for amounts previously paid pursuant to this TRA.

Article 3
TAX BENEFIT PAYMENTS

Section 3.1. Payments.

(a) Payments. Within five Business Days after a Tax Benefit Schedule or Amended Schedule delivered to Class B Unitholders becomes final in accordance with Section 2.4, Parent shall pay to each Applicable Class B Unitholder for the applicable Taxable Year the Tax Benefit Payment with respect to such Applicable Class B Unitholder for such Taxable Year, as determined pursuant to Section 3.l(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by the Applicable Class B Unitholder to Parent or as otherwise agreed by Parent and the Applicable Class B Unitholder. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, United States federal estimated income tax payments.

(b) A “Tax Benefit Payment” for a Taxable Year means, with respect to each Applicable Class B Unitholder, an amount, not less than zero, equal to the sum of the Applicable Class B Unitholder’s Net Tax Benefit. Subject to Sections 3.3 and 3.4, the “Net Tax Benefit” with respect to each Class B Unitholder for a Taxable Year shall be an amount equal to the excess, if any, of 80% of the Cumulative Net Realized Tax Benefit with respect to such Class B Unitholder for such Taxable Year over the total amount of payments previously made to such Class B Unitholder under this Section 3.1 (excluding payments attributable to Imputed Interest).

Section 3.2. No Duplicative Payments and Principles. It is intended that the provisions of this TRA will not result in duplicative payment of any amount required under this TRA. It is also intended that the provisions of this TRA provide that 80% of the Cumulative Net Realized Tax Benefit with respect each Class B Unitholder will be paid to such Class B Unitholder. The provisions of this TRA shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3. Insufficient Taxable Income or Insufficient Funds. Notwithstanding anything in Section 3.1(a) or (b) to the contrary, and subject to Section 3.4 hereof, to the extent that the aggregate tax benefit of Parent’s deduction with respect to the Basis Adjustments or Imputed Interest under this TRA is limited in a particular Taxable Year because Parent does not have sufficient taxable income, or to the extent that Parent lacks sufficient funds to satisfy its obligations to make all Tax Benefit Payments due with respect to a particular Taxable Year, the limitation on the tax benefit for Parent, or the payments under this TRA that may be made, as the case may be, shall be taken into account or made for each Person entitled to receive a payment pursuant to Section 3.1(a) on a first-in first-out basis by calculating and paying out Net Tax Benefits in the following order of priority: (i) first Net Tax Benefits during such Taxable Year (whether by virtue of current year deductions or carryovers of net operating losses arising in prior years from Basis Adjustments) arising from Exchanges effected in the Closing Arrangements (pro rata among the members who Exchanged units in the Closing Arrangements), and then (ii) Net Tax Benefits during such Taxable Year (whether by virtue of current year deductions or carryovers of net operating losses arising in prior years from Basis Adjustments) arising from Exchanges following the Exchanges effected in the Closing Arrangements on a first-in first-out basis, with the Net Tax Benefits arising from Exchanges effected in an earlier Taxable Year calculated and paid out prior to Net Tax Benefits arising from Exchanges effected in later Taxable Years (pro rata among members who Exchange in a Taxable Year (but after the Closing Arrangements), without regard to when the Exchange occurred in the Taxable Year).

Article 4
TERMINATION

Section 4.1. Termination and Breach of TRA.

(a) Parent may terminate this TRA with respect to all amounts payable to the Class B Unitholders under this TRA at any time by paying to them the Early Termination Payments in cash; provided, however, that this TRA shall only terminate under this Section 4.l(a) effective upon the receipt of the Early Termination Payments by the all Class B Unitholders; and provided, further, that Parent may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which all or any portion of any Early Termination Payment has been paid. Upon payment in full of the Early Termination Payments by Parent, Parent shall not have any further payment obligations under this TRA, other than for any (i) Tax Benefit Payments due and payable but unpaid as of the Early Termination Notice; and (ii) Tax Benefit Payments due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in Early Termination Payments). If an Exchange occurs after Parent has made all Tax Benefit Payments to the Class B Unitholders in full as specified above, Parent shall have no obligations under this TRA with respect to such Exchange. For purposes of this Section 4.1, a Class B Unitholder includes a person who was a Class B Unitholder prior to the receipt of notice from Parent pursuant to this Section 4.1(a) and who exchanged Class B Units and Class B Stock for Parent Class A Stock prior to such notice pursuant to the Exchange Agreement.

(b) Upon the occurrence of a Change of Control, Parent shall be obligated to terminate this TRA effective as of the Change of Control Termination Date by paying to the Class B Unitholders the Change of Control Termination Payments, substituting “Change of Control Termination Date” for “Early Termination Date” each time Early Termination Date appears in the definition of Valuation Assumptions and substituting “Change of Control Termination Schedule” for “Early Termination Schedule” each time Early Termination Schedule appears in the definition of Valuation Assumptions, and following the procedures set forth in Sections 4.2 and 4.3, as applicable to a Change of Control; provided, however, that this TRA shall only terminate under this Section 4.1(b) effective upon the receipt of all of the Change of Control Termination Payments by the Class B Unitholders. Upon payment in full of the Change of Control Termination Payments by Parent, Parent shall have no further payment obligations under this TRA, other than for any (i) Tax Benefit Payments due and payable but unpaid as of the Change of Control Termination Notice; and (ii) Tax Benefit Payments due for the Taxable Year ending with or including the date of the Change of Control Termination Notice (except to the extent that the amount described in clause (ii) is included in Change of Control Termination Payments). If an Exchange occurs after Parent has made all Tax Benefit Payments to the Class B Unitholders in full as specified above, Parent shall have no obligations under this TRA with respect to such Exchange. For purposes of a Change of Control Termination Payment, a Class B Unitholder includes a person who was a Class B Unitholder immediately prior to the Change of Control who exchanged Class B Units and Class B Stock for Parent Class A Stock immediately prior to the Change of Control pursuant to the Exchange Agreement.

(c) In the event that Parent breaches any of its material obligations under this TRA, whether as a result of failure to make any payment within 90 days of when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but shall not be limited to: (i) Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of the breach; (ii) any Tax Benefit Payments due and payable but unpaid as of the date of the breach; and (iii) any Tax Benefit Payments due for the Taxable Year ending with or including the date of the breach. Notwithstanding the foregoing, in the event that Parent breaches this TRA, the Class B Unitholders shall be entitled to elect to receive the amounts set forth in clauses (i), (ii), (iii) and (iv) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this TRA within 90 days after the date such payment is due shall be deemed to be a breach of a material obligation under this TRA for all purposes hereof.

Section 4.2. Termination Notice. If Parent chooses to exercise its right of early termination under Section 4.1 above, or within thirty days of a Change of Control (as the case may be), Parent shall deliver to each of the Class B Unitholders notice of such intention to exercise such right or of such occurrence (“Early Termination Notice” or “Change of Control Termination Notice,” as applicable) and a schedule (the “Early Termination Schedule” or “Change of Control Termination Schedule,” as applicable) specifying Parent’s intention to exercise such right, or the presence of such occurrence, and showing in reasonable detail the calculation of the Early Termination Payments or the Change of Control Termination Payments, as applicable, for the Class B Unitholders. Parent shall, along with such notice and schedule, (i) deliver to the Class B Unitholders schedules and work papers, as reasonably determined by Parent or reasonably requested by the Class B Unitholders providing reasonable detail regarding the preparation of the Schedule and (ii) allow the Class B Unitholders reasonable access, at no cost, to the appropriate representatives at Parent, as reasonably determined by Parent or reasonably requested by the Class B Unitholders, in connection with a review of such schedule. The Early Termination Schedule or Change of Control Termination Schedule, as applicable, shall become final and binding on Parent and the Class B Unitholders 30 calendar days from the first date on which the Class B Unitholders received such schedule or amendment thereto unless the Class B Unitholders (i), within 30 calendar days after receiving such schedule, provide Parent with notice of a material objection to such schedule made in good faith (“Material Objection Notice”) or (ii) provide a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such schedule becomes binding on the date the waiver is received by Parent (the “Early Termination Effective Date” or “Change of Control Termination Effective Date”). If for any reason the parties are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by Parent of the Material Objection Notice, Parent and the Class B Unitholders shall engage in the Reconciliation Procedures.

Section 4.3. Payment upon Termination.

(a) Within three Business Days after the Early Termination Effective Date, Parent shall pay to each Class B Unitholder an amount equal to the Early Termination Payment with respect to such Class B Unitholder. On the Change of Control Termination Effective Date, Parent shall pay to each Class B Unitholder an amount equal to the Change of Control Termination Payment with respect to such Class B Unitholder. Such payments shall be made by wire transfer of immediately available funds to a bank account or accounts designated by each Class B Unitholder or as otherwise agreed by Parent and each such Class B Unitholder.

(b) “Early Termination Payment” for a Class B Unitholder shall equal the present value, discounted at the Early Termination Rate as of the Early Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by Parent to such Class B Unitholder hereunder beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied. “Change of Control Termination Payment” for a Class B Unitholder shall equal the present value, discounted at the Early Termination Rate as of the Change of Control Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by Parent to such Class B Unitholder hereunder beginning as of the Change of Control Termination Date and assuming that the Valuation Assumptions are applied, as amended by Section 4.l(b). The present value determinations pursuant to this Section 4.3(b) shall be made assuming the Parent filed its U. S. federal income tax returns on the original due date (without extension).

Section 4.4. Scheduled Termination. No Tax Benefit Payment shall accrue, or shall become due or payable with respect to any Exchange after the 40th anniversary (the “Scheduled Termination Date”) of the effective date of such Exchange. For avoidance of doubt, this TRA shall continue to be in effect in periods after the Scheduled Termination Date with respect to Tax Benefit Payments that arise on or before such date, or any adjustment thereto, and shall terminate upon such time as when all Tax Benefit Payments due and payable hereunder have been paid and the Determinations have been made with respect to all such payments.

Article 5
SUBORDINATION AND LATE PAYMENTS

Section 5.1. Subordination. Notwithstanding any other provision to the contrary, any payment required to be made by Parent under this TRA shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of Parent and its Subsidiaries from unrelated lenders (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of Parent that are not Senior Obligations. For the avoidance of doubt, the fact that a payment is subordinated pursuant to this Section 5.1 and thus cannot be made, does not mean that a failure to make a payment in a timely manner under Section 4.1(c) is not a material breach of this Agreement.

Section 5.2. Late Payments by Parent. The amount of all or any portion of any payment not made by Parent when due under the terms of this TRA shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such payment was due. For avoidance of doubt, this Section 5.2 shall not limit or restrict in any way the rights of the Class B Unitholders hereunder, including, without limitation, their rights under Section 4.1(c) hereof.

Article 6
NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1. Election to be Filed. As the sole managing member of Company, Parent shall cause Company and each Company Group member that is treated as a partnership for United States federal income tax purposes to file an election under Section 754 of the Code (a “754 Election”) commencing no later than with its first Taxable Year which includes an Exchange, unless such entity already has a 754 Election in effect, and shall not cause any such entity to revoke such election until this TRA is no longer in effect for any Class B Unitholder. If Company acquires an interest in an entity that is treated as a partnership for United States federal income tax purposes, either directly or indirectly through one or more entities treated as a partnership or disregarded entity for United States federal income tax purposes, Parent shall use its best efforts to cause such entity to file a 754 Election effective for each such entity’s Taxable Year in which such acquisition occurs, unless such entity already has a 754 Election in effect, and shall not cause such entity to revoke such election until this TRA is no longer in effect.

Section 6.2. Participation in Parent’s and Company’s Tax Matters.

(a) Except as otherwise provided herein, Parent shall have full responsibility for, and sole discretion over, all Tax matters concerning Parent. Notwithstanding the foregoing. Parent shall notify the Class B Unitholders of, and keep the Class B Unitholders reasonably informed with respect to, the portion of any audit of Parent by a Taxing Authority the outcome of which is reasonably expected to materially affect the rights and obligations of such Class B Unitholders under this TRA, and shall provide to the Class B Unitholders reasonable opportunity to provide information and other input to Parent and its advisors concerning the conduct of any such portion of such audit; provided, however, that Parent shall not be required to take any action that is inconsistent with any provision of the LLC Agreement.

(b) The rights and responsibilities of Parent and InnoHold with respect to Tax matters concerning the Company and its Subsidiaries shall be as set forth in the LLC Agreement or, as applicable, the Merger Agreement.

Section 6.3. Consistency. Parent, InnoHold and the Class B Unitholders agree to report and cause to be reported for all purposes, including federal, foreign, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified by Parent in any Schedule required to be provided by or on behalf of Parent under this TRA, provided Parent prepares and finalizes each such Schedule in accordance with the terms hereof, unless otherwise required by a Determination.

Section 6.4. Cooperation. Each applicable Applicable Class B Unitholder shall (a) furnish to Parent in a timely manner such information, documents and other materials as Parent may reasonably request for purposes of making any determination or computation necessary or appropriate under this TRA, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to Parent and its representatives to provide explanations of documents and materials and such other information as Parent or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and Parent shall reimburse any such Applicable Class B Unitholder for any reasonable third-party costs and expenses incurred pursuant to this Section 6.4.

Article 7
MISCELLANEOUS

Section 7.1. Notices. Any notice, demand, consent, election, offer, approval, request or other communication (collectively, a “notice”) required or permitted under this TRA must be in writing and either delivered personally, sent by certified or registered mail, postage prepaid, return receipt requested or sent by recognized overnight delivery service, electronic mail (e-mail) or by facsimile transmittal. Any notice sent by confirmed e-mail or facsimile must be sent simultaneously by another method described in the prior sentence. A notice must be addressed:

To the Company or Parent:

Purple Innovation, Inc.

123 E. 200 N.

Alpine, UT 84004

Attn: Casey McGarvey

Email: casey@onpurple.com

with a copy (which copy shall not constitute notice) to:

Dorsey & Whitney LLP

111 S. Main St., Suite 2100

Salt Lake City, UT 84111

Attn: Nolan S. Taylor

E-mail:  taylor.nolan@dorsey.com

Fax:      (801) 933-7373
Tel:      (801) 933-7366

To InnoHold:

InnoHold, LLC

123 E. 200 N.

Alpine, UT 84004

Attn:   Casey McGarvey

Email:  casey@onpurple.com

with a copy (which copy shall not constitute notice) to:

Dorsey & Whitney LLP

111 South Main Street, Suite 2100

Salt Lake City, UT 84111

Attention: Nolan Taylor, Esq.

Tel: 801-933-7366

Fax: 801-933-7373

Email: taylor.nolan@dorsey.com

A notice delivered personally will be deemed given only when accepted or refused by the Person to whom it is delivered. A notice that is sent by mail will be deemed given: (i) three Business Days after such notice is mailed to an address within the United States of America or (ii) seven Business Days after such notice is mailed to an address outside of the United States of America. A notice sent by recognized overnight delivery service will be deemed given when received or refused. A notice sent by e-mail or facsimile shall be deemed given upon receipt of a confirmation of such transmission, unless such receipt occurs after normal business hours, in which case such notice shall be deemed given as of the next Business Day. Any party may designate, by written notice to all of the others, substitute addresses or addressees for notices; thereafter, notices are to be directed to those substitute addresses or addressees.

Section 7.2. Counterparts. This TRA and any amendments may be executed simultaneously in two or more counterparts and delivered via facsimile or .pdf, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

Section 7.3. Entire TRA; No Third Party Beneficiaries. This TRA, together with the LLC Agreement and the Exchange Agreement, constitute the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof, and supersedes all prior agreements or arrangements (written and oral), including any prior representation, statement, condition or warranty between the parties relating to the subject matter hereof and thereof. This TRA is not intended to, and does not, provide or create any rights or benefits of any Person other than the parties hereto and their successors and permitted assigns.

Section 7.4. Governing Law. The parties hereto hereby agree that all questions concerning the construction, validity and interpretation of this TRA and the performance of the obligations imposed by this TRA shall be governed by the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule, notwithstanding that public policy in Delaware or any other forum jurisdiction might indicate that the laws of that or any other jurisdiction should otherwise apply based on contacts with such state or otherwise.

Section 7.5. Severability. It is expressly understood and agreed that if any provision of this TRA or the application of any such provision to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this TRA, or the application of such provision to any party or circumstance other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law so long as the economic or legal substance of the matters contemplated by this TRA is not affected in any manner materially adverse to any party. If the final judgment of a court of competent jurisdiction declares or finds that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, or to delete specific words or phrases, and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this TRA shall be enforceable as so modified. If such court of competent jurisdiction does not so replace an invalid or unenforceable term or provision, the parties hereto will negotiate in good faith to modify this TRA so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the matters contemplated hereby are fulfilled to the fullest extent possible.

Section 7.6. Successors, Assignment, Amendments and Waivers.

(a) Neither InnoHold nor any Class B Unitholder may assign any of its rights under this TRA to any person without the prior written consent of Parent, which consent shall not be unreasonably withheld; provided, however, that (i) to the extent Class B Units allocable to any Class B Unitholder are transferred by InnoHold or such Class B Unitholder in accordance with the terms of the LLC Agreement, the relevant Class B Unitholder shall have the option to assign to the transferee of such Class B Units the transferring Class B Unitholder’s rights under this TRA with respect to such transferred Class B Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this TRA, in form and substance substantially similar to Exhibit A to this TRA, agreeing to become a Class B Unitholder for all purposes of this TRA, and (ii) once an Exchange has occurred, any and all payments that may become payable to an Applicable Class B Unitholder pursuant to this TRA with respect to the Exchanged Class B Units may be assigned to any Person or Persons as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this TRA, in form and substance substantially similar to Exhibit A to this TRA, and acknowledging specifically the terms of Section 7.6(b). For the avoidance of doubt, if aa Class B Unitholder transfers Class B Units but does not assign to the transferee of such Class B Units such Class B Unitholder’s rights under this TRA with respect to such transferred Class B Units, such Class B Unitholder shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Class B Units.

(b) No provision of this TRA may be amended unless such amendment is approved in writing by Parent and the Class B Unitholders. No provision of this TRA may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c) All of the terms and provisions of this TRA shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. Parent shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Parent, by written agreement, expressly to assume and agree to perform this TRA in the same manner and to the same extent that Parent would be required to perform if no such succession had taken place.

Section 7.7. Titles and Subtitles. The titles of the sections and subsections are for convenience of reference only and are not to be considered in construing this TRA.

Section 7.8. Resolution of Disputes.

(a) Each of the parties hereto submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action or proceeding arising out of or relating to this TRA and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party hereto also agrees not to bring any action or proceeding arising out of or relating to this TRA in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party hereto with respect thereto. The parties hereto each agree that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding on it and may be enforced in any court to the jurisdiction of which it is subject by a suit upon such judgment.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.8.

Section 7.9. Reconciliation. In the event that Parent and the Class B Unitholders are unable to resolve a disagreement with respect to the matters governed by Section 2.4, or Section 4.2, within the relevant period designated in this TRA (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless Parent and the Class B Unitholders agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with Parent or the Class B Unitholders (or the affected Class B Unitholders) or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within 15 days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the Qualified Tax Advisor. The Expert shall resolve any matter relating to an Exchange Basis Schedule, or an amendment thereto, the Early Termination Schedule, or an amendment thereto, the Change of Control Termination Schedule, or an amendment thereto or Section 3.l(c), within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this TRA and such Tax Return may be filed as prepared by Parent, subject to adjustment or amendment upon resolution. Parent and the Class B Unitholders shall bear their own costs and expenses relating to the engagement of such Expert, amending any Tax Return and the proceeding unless the Class B Unitholders have a prevailing position that is more than 10% of the payment at issue, in which case Parent shall reimburse the Class B Unitholders for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on Parent and the Class B Unitholders who are parties to such Dispute and may be entered and enforced in any court having jurisdiction.

Section 7.10. Withholding. Parent shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, such withheld amounts shall be treated for all purposes as having been paid to InnoHold and/or the Class B Unitholders (as the case may be). The parties anticipate that, on the basis of current law, no federal income tax withholding would be required with respect to payments contemplated by this TRA to InnoHold or any Class B Unitholder who is a “United States person” within the meaning of Section 770l(a)(30) of the Code and who properly certifies that such holder is not subject to federal backup withholding.

Section 7.11. Admission of Parent into a Consolidated Group and Transfers of Corporate Assets.

(a) If Parent is or becomes the common parent of a Parent Consolidated Group that files a consolidated income tax return pursuant to Section 1501 et seq. of Code, the provisions of this TRA will be applied with respect to the Parent Consolidated Group as a whole and the Tax Benefit Payments, Early Termination Payments, Change of Control Termination Payments and other applicable items shall be computed with reference to the consolidated taxable income of the Parent Consolidated Group as a whole. Similar provisions apply to any state or local consolidated group of which Parent is a member.

(b) If Parent transfers one or more assets to a corporation (or a Person classified as a corporation for United States federal income tax purposes) with which it does not file a consolidated tax return pursuant to Section 1501 of the Code, then, for purposes of calculating the amount of any Tax Benefit Payment, Early Termination Payment or Change of Control Termination Payment due hereunder, Parent shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by Parent shall be equal to the fair market value of the transferred asset. For purposes of this Section 7.11, a transfer of a partnership or limited liability company interest shall be treated as a transfer of the transferring partner’s or member’s share of each of the assets and liabilities of that partnership or limited liability company.

Section 7.12. Confidentiality.

(a) Innohold and the Class B Unitholders or their respective assignee(s) acknowledges and agrees that the information of Parent and of its Affiliates is confidential and, except (i) in the course of performing any duties as necessary for Parent and its Affiliates, (ii) as required by law or legal process, (iii) to enforce the terms of this TRA, or (iv) such disclosure is related to the performance of obligations under this Agreement, the Merger Agreement, the Related Agreements and the consummation of the transactions contemplated thereunder, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this TRA, of Parent and its Affiliates and successors, concerning the Company and its Affiliates and successors, learned by Innohold and the Class B Unitholders or their respective assignee(s) heretofore or hereafter. This Section 7.12(a) shall not apply to (i) any information that has been made publicly available by Parent or any of its Affiliates, becomes public knowledge (except as a result of an act of Innohold, the Class B Unitholders or their respective assignee(s) in violation of this TRA) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for Innohold to prepare and file its Tax returns, to respond to any inquiries regarding the same from any Taxing authority or to prosecute or defend any action, proceeding or audit by any Taxing authority with respect to such returns, and (iii) any information that was independently developed by Innohold, the Class B Unitholders or their respective assignee(s), provided that such independent development can reasonably be proven by Innohold, the Class B Unitholders or their respective assignee(s).

(b) If Innohold, the Class B Unitholders or their respective assignee(s) commit a breach, or threaten to commit a breach, of any of the provisions of Section 7.12(a), Parent shall have the right and remedy to have the provisions of Section 7.12(a) specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent or any of its Subsidiaries and the accounts and funds managed by Parent and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

[Signature page follows]

IN WITNESS WHEREOF, Parent, InnoHold, the Company and the Class B Unitholders have duly executed this TRA as of the date first written above.

PURPLE INNOVATION, INC.

By:	/s/ Samuel D. Bernards
Name:	Samuel D. Bernards
Title:	Chief Executive Officer

INNOHOLD, LLC

By:	/s/ Terry V. Pearce
Name:	Terry V. Pearce
Title:	Manager

PURPLE INNOVATION, LLC

By:	/s/ Samuel D. Bernards
Name:	Samuel D. Bernards
Title:	Chief Executive Officer

CLASS B UNITHOLDERS:

/s/ Tony M. Pearce
Tony M. Pearce

/s/ Carrie Pearce
Carrie Pearce

/s/ Terry V. Pearce
Terry V. Pearce

/s/ Gae Pearce
Gae Pearce

CLASS B UNITHOLDERS:

PT1

By:	/s/ Tomi Hill
Name:	Tomi Hill
Title:	Trustee

By:	/s/ Amy Stone
Name:	Amy Stone
Title:	Trustee

By:	/s/ Nicholas Pearce
Name:	Nicholas Pearce
Title:	Trustee

PT2

By:	/s/ Tomi Hill
Name:	Tomi Hill
Title:	Trustee

By:	/s/ Amy Stone
Name:	Amy Stone
Title:	Trustee

By:	/s/ Nicholas Pearce
Name:	Nicholas Pearce
Title:	Trustee

PT3

By:	/s/ Tomi Hill
Name:	Tomi Hill
Title:	Trustee

By:	/s/ Amy Stone
Name:	Amy Stone
Title:	Trustee

By:	/s/ Nicholas Pearce
Name:	Nicholas Pearce
Title:	Trustee

CLASS B UNITHOLDERS:

PT4

By:	/s/ Tomi Hill
Name:	Tomi Hill
Title:	Trustee

By:	/s/ Amy Stone
Name:	Amy Stone
Title:	Trustee

By:	/s/ Nicholas Pearce
Name:	Nicholas Pearce
Title:	Trustee

TLA Trust 1

By:	/s/ Rebecca Taylor
Name:	Rebecca Taylor
Title:	Trustee

By:	/s/ Tiffany Peay
Name:	Tiffany Peay
Title:	Trustee

TLA Trust 1

By:	/s/ Rebecca Taylor
Name:	Rebecca Taylor
Title:	Trustee

By:	/s/ Tiffany Peay
Name:	Tiffany Peay
Title:	Trustee

Signature Page to Tax Receivable Agreement

Exhibit A

Form of Joinder Agreement

[________________] does hereby agree to the terms and conditions of the Tax Receivable Agreement, dated as of February 2, 2018 (the “TRA”), a copy of which is attached hereto, and upon execution of this joinder, for all purposes thereunder, shall be and hereby is a Class B Unitholder, as defined in the TRA, and is bound by all terms and conditions thereof as of the date set forth below.

[Name of Assignee, if Entity]

By:
Name:
Title:

Date: ________________________

Exhibit B

Participation Percentages

Class B Unitholder	Participation Percentage

Tony M. Pearce	*

Carrie Pearce	*

PT1	*

PT2	*

PT3	*

PT4	*

Terry V. Pearce	*

Gae Pearce	*

TLA Trust 1	*

TLA Trust 2	*

* Each Class B Unitholder’s Participation Percentage shall be equal to such Class B Unitholder’s share of payments received under this TRA as determined under the Fourth Amended and Restated Limited Liability Company Agreement of InnoHold, LLC.